Exhibit 99.1

THE ONE GROUP HOSPITALITY, INC. STRENGTHENS LEADERSHIP TEAM

NEW YORK -- (BUSINESS WIRE) – September 28, 2018 -- The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today announced it strengthened its leadership team with the creation of a new position to focus on the special events business and two new executive hires.

•	Celeste Fierro has transitioned from her most recent role as Senior Vice President – Operations to the newly created position of Vice President of Special Events.
•	Connie Collins has joined the Company as Vice President of Operations and Global Training, overseeing all US Restaurant Operations and Global Training initiatives.
•	Tyler Loy has joined the Company in a newly created position as Vice President of Strategy and Measurement.

“Celeste’s extensive experience in special event planning, corporate events and charitable functions make her ideally suited to take on this new position as we look to expand our special offsite events business, including major sporting events,” said Emanuel (“Manny”) Hilario, President and CEO of The ONE Group.

Mr. Hilario continued, “We are also pleased to name two experienced executives to our team as we continue to improve operating performance and enhance restaurant margins while focusing on high-margin, asset light growth. Our US Operations now reports to Connie Collins, Vice President of Operations and Global Training, who joined us last month. Most recently, Connie was Senior Vice President and Chief Operating Officer at Bravo Brio Restaurant Group and previously held various roles with McCormick & Schmick’s Seafood Restaurants, Starr Restaurants, Copeland's of New Orleans, and Clyde's Restaurant Group. Tyler Loy, Vice President of Strategy and Measurement, brings significant industry, financial and strategic experience to this new position. He most recently served as VP of Finance for Pacific Bells and was previously VP of Off-Premises and Catering for Einstein Noah Restaurant Group.”

About STK Restaurants

STK artfully blends the modern steakhouse and chic lounge into one, offering a dynamic, fine dining experience with the superior quality of a traditional steakhouse. STK distinguishes itself by focusing on the social experience with a sleek, contemporary design and an in-house DJ who creates an infectious, high-energy vibe.

STK Restaurants are currently located in New York City, South Beach, Orlando, Chicago, Atlanta, Denver, Los Angeles, Las Vegas, San Diego, Toronto, London, Ibiza, Dubai, Mexico City, and Milan. For more information please visit http://togrp.com/brand/stk/.

About The ONE Group

The ONE Group (Nasdaq: STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S., Mexico, Europe and the Middle East. The ONE Group’s food and beverage hospitality services business, ONE Hospitality, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Facebook: @STKhouse

Twitter: @EatSTK

Instagram: @EatSTK

INVESTOR CONTACT:

Michelle Michalski of ICR

646.277.1224

Michelle.Michalski@icrinc.com